Exhibit 99.1

Ixia Files Fiscal Year 2013 Annual Report and Announces Fourth Quarter 2013 Financial Results

•	Files 2013 Third Quarter 10-Q

•	Completes Previously Announced Restatement

•	Provides 2014 First Quarter Revenue Estimate

CALABASAS, CA, June 23, 2014 — Ixia (Nasdaq: XXIA) today reported its financial results for the fourth quarter and fiscal year ended December 31, 2013. Ixia has also made substantial progress toward becoming current with its Securities and Exchange Commission (the “SEC”) reports by filing today reports that include its Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and the amendments to its quarterly reports necessary to complete the company’s previously announced restatement of its financial statements for the first and second quarters of 2013.

Management Commentary by Errol Ginsberg, Chairman and Acting CEO

“We are pleased to bring our 2013 audit to a close and file our 2013 financial statements with the SEC. While the past eight months have been challenging on several fronts, we have continued to focus on innovation and on executing and moving the business forward. Our total fourth quarter bookings were within our expectations and we exited the quarter with a book-to-bill greater than one. Revenue came in at $120.6 million (includes $4.8 million of post-acquisition Net Optics sales). Revenue was slightly below the low-end of guidance principally due to a mix of orders that included a larger proportion of orders for our warranty and Application Threat Intelligence (ATI) subscription offerings for which revenue is recognized ratably over the related service periods. Notably, deferred revenue grew by $15 million sequentially in the fourth quarter.

In early December 2013, we completed the acquisition of Net Optics and quickly began integrating the teams, systems and product families. I am pleased to report that this integration is now substantially complete. A significant part of the integration included a major collaborative restructuring of the sales team, coupled with many new hires in key roles. We now have one unified Network Visibility Solutions (NVS) team with senior leaders across sales, marketing, operations and product development. Although the integration of the sales teams was completed in less than two months, this negatively impacted our first quarter NVS bookings as our leaders and field resources settled into their new territories. Today, our integrated sales force is set and cross-trained on the combined NVS portfolio with an enhanced level of support and responsiveness on a global level. From a product perspective, we are already seeing the benefits of our combined product portfolio in the competitive landscape.

Overall, the market trends in the test market have remained essentially unchanged. In switching and routing, demand for high-speed Ethernet solutions is increasing on a port count basis, while the demand for 1G and 10G Ethernet solutions continues to gradually decline. We were first to market with 40G and 100G Ethernet test platforms, and with our recent introduction of the industry’s first 400G Ethernet test platform, we continue to lead the industry in creating cutting edge solutions that enable our customers to develop, test and validate the networking technologies of the future. The applications and security test market continues to show solid growth, and we are pleased with our recent performance and momentum in this market. In the fourth quarter, we launched our PerfectStorm solution that integrates our IxLoad and BreakingPoint software on one platform. PerfectStorm is one of the most successful new product launches in our history.

While we are still in the early stages of closing our first quarter financials, we currently expect first quarter revenue to be in the range of $109 million to $113 million. While we exited the first quarter with a book-to-bill greater than one, first quarter revenue was negatively impacted by lighter NVS bookings due to the impact of the sales integration activities discussed above, a larger than expected mix of warranty and ATI subscription bookings as part of our total bookings, continued market trends in the test market, as well as normal seasonal patterns. We expect non-GAAP gross margin to increase sequentially and non-GAAP operating margin to be in the mid to high single digits due to the lower topline, higher seasonal expense levels and litigation costs, and the Net Optics acquisition. We expect our effective tax rate for the 2014 first quarter to increase on a sequential basis as a result of the expiration of the federal R&D tax credit.

We are focused on completing our 10-Q for 2014 first quarter, which we expect to file in July. Lastly, on the leadership front, our goal is to name a permanent CEO and CFO by the end of the third quarter.”

Fourth Quarter Financial Summary

•	Total revenue was $120.6 million, compared with $113.2 million reported in the 2013 third quarter and $125.5 million reported for the 2012 fourth quarter. The 2013 fourth quarter includes $4.8 million in revenue attributable to Net Optics, which was acquired on December 5, 2013. Total 2013 fourth quarter revenue was below guidance previously announced for the fourth quarter primarily due to a higher than expected mix of warranty and ATI subscription bookings for which revenue is recognized ratably over the service periods.

•	Deferred revenue grew to $104 million, compared with $89 million in the 2013 third quarter and $75 million in the 2012 fourth quarter.

•	GAAP gross margin was 75.4%, compared with 78.3% in the 2013 third quarter. Non-GAAP gross margin was 76.0%, compared with 78.4% in the 2013 third quarter. Gross margin was impacted by $2.5 million of inventory-related charges associated with end-of-life and older network test products. Gross margin in the 2013 fourth quarter was also negatively affected, to a lesser extent, by the addition of lower margin Net Optics sales.

•	Total operating expense was $94.5 million, compared with $84.4 million in the 2013 third quarter. Non-GAAP operating expenses were in line with expectations at $73.2 million, compared with $68.3 million in the 2013 third quarter. The increase in non-GAAP operating expenses was primarily related to the addition of Net Optics and higher year-end commission expenses.

•	Operating loss was $3.5 million or (2.9%) of revenue, compared with operating income of $4.2 million or 3.7% of revenue in the 2013 third quarter. Non-GAAP operating income was $18.5 million or 15.4% of revenue, compared with $20.5 million or 18.1% of revenue in the 2013 third quarter.

•	Net loss was $3.1 million, or ($0.04) per share, compared with net income of $4.1 million, or $0.05 per diluted share, for the 2013 third quarter and $3.7 million, or $0.05 per diluted share, for the 2012 fourth quarter.

•	Non-GAAP net income was $11.9 million, or $0.15 per diluted share, compared with non-GAAP net income of $13.0 million, or $0.16 per diluted share, for the 2013 third quarter and $20.1 million, or $0.25 per diluted share, for the 2012 fourth quarter.

Fiscal Year 2013 Summary

•	Total revenue was a record $467.3 million, an increase of 13% compared with $413.4 million reported for fiscal year 2012. Fiscal year 2013 revenue includes $4.8 million attributable to the acquisition of Net Optics completed on December 5, 2013. Total revenue for fiscal years 2013 and 2012 included $138.2 million and $54.9 million, respectively, related to our 2012 acquisitions of Anue and BreakingPoint.

•	Gross margin was 78.0%, compared with 80.1% in 2012. Non-GAAP gross margin was 78.2%, compared with 80.5% in 2012.

•	Operating income was $12.3 million or 2.6% of revenue, compared with $24.3 million or 5.9% of revenue in 2012. Non-GAAP operating income was $84.6 million or 18.1% of revenue, compared with $92.9 million or 22.5% of revenue in 2012.

•	Net income was $11.9 million, or $0.15 per diluted share, compared with $45.5 million, or $0.59 per diluted share, in 2012. Non-GAAP net income was $56.5 million, or $0.69 per diluted share, compared with $61.7 million, or $0.78 per diluted share, in 2012.

•	Ixia ended 2013 with $85.7 million in cash, cash equivalents and investments, compared with $177.5 million at December 31, 2012. The decrease was primarily attributable to the payment of approximately $192 million in net cash consideration for Net Optics. This decrease was partially offset by cash flow from operations of $87 million for the year ended 2013.

A reconciliation of Ixia’s non-GAAP measures used herein to the most directly comparable GAAP measures for the 2013 and 2012 fourth quarters and for the fiscal years ended December 31, 2013 and December 31, 2012 may be found in the attached financial tables. Ixia has also posted on its website supplemental financial information that contains its financial performance by quarter for 2013. Such information can be found in the investor relations section of our website at http://www.ixiacom.com.

Additional Information

As the company previously reported, certain errors in the company’s revenue recognition practices that affect the timing of the company’s recognition of revenue were identified which led to revenue being recognized prematurely. Additional information regarding these matters can be found in the company’s Annual Report on Form 10-K filed today with the SEC and in the company’s Amendments on Form 10-Q/A to its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, both of which were also filed today with the SEC.

The correction of the revenue errors had the following impact on prior periods:

•	Reduced total revenue by approximately $1.3 million and $3.9 million for the quarters ended March 31, 2013 and June 30, 2013, respectively.

•	Increased deferred revenue by approximately $1.3 million and $5.2 million as of March 31, 2013 and June 30, 2013, respectively.

Ixia management remains focused on completing and filing of Ixia’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 in order for Ixia to become current with its periodic SEC filings. On June 12, 2014, the company appeared before a Nasdaq Hearings Panel (the “Panel”) regarding the potential delisting of Ixia’s common stock from the Nasdaq Global Select Market. At the hearing, the company presented a plan, and requested an extension of time, to regain compliance with the Nasdaq listing rule that requires the company to be current in the filing of its periodic financial reports with the SEC. The Panel has the discretion to grant or deny the company’s request. We currently expect the Panel to provide its decision within approximately 35 days following the hearing.

Because of the company’s delay in filing its Quarterly Report on Form 10-Q for the 2014 first quarter, Ixia management will not host a conference call to discuss Ixia’s 2013 fourth quarter or fiscal year 2013 financial results. The company expects to file in July its Quarterly Report for the 2014 first quarter, after which the company will hold a conference call.

Non-GAAP Information

To supplement our consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we have included certain non-GAAP financial measures in this press release and in the attachments hereto. Specifically, we have provided non-GAAP financial measures (i.e., non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income, and non-GAAP diluted earnings per share) that exclude certain non-cash and/or non-recurring income and expense items such as proceeds and expenses from certain legal and contractual settlements, realized gains for the sale of certain of our previously impaired investments (e.g., auction rate securities), expenses incurred in connection with our restatement of certain previously filed financial statements, expenses relating to an investigation by the Audit Committee of Ixia’s Board of Directors and related remediation efforts, stock-based compensation expenses, acquisition and other related costs, restructuring expenses, the amortization of acquisition-related intangible assets, and the related income tax effects of these items, as well as certain other non-cash income tax impacts such as changes in the valuation allowance recorded against certain deferred tax assets. The aforementioned items represent income and expense items that may be difficult to estimate from period to period and/or that we believe are not directly attributable to the underlying performance of our business operations. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance. We believe that by excluding these items, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information therefore may not necessarily be comparable to that of other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Investors are encouraged to review the reconciliations of GAAP to non-GAAP financial measures which are included below in the attached financial tables.

About Ixia

Ixia develops amazing products so its customers can connect the world. Ixia helps its customers provide an always-on user experience through fast, secure delivery of dynamic, connected technologies and services. Through actionable insights that accelerate and secure application and service delivery, Ixia’s customers benefit from faster time to market, optimized application performance and higher-quality deployments. Learn more at http://www.ixiacom.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding the hearing before the Panel, the relief that the Panel may grant the company, the timing of the Panel’s decision and the expected filing date of the company’s Quarterly Report on Form 10-Q for the first quarter of 2014, as well as statements regarding growth, profitability, financial performance (including, for the first quarter of 2014, expectations regarding revenue, non-GAAP gross margin, non-GAAP operating margin and effective tax rate), and future business. In some cases, such forward-looking statements can be identified by terms such as may, will, should, expect, plan, believe, estimate, predict or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause the actual results to differ materially from the results predicted include, among others, whether the company will be in a position to regain compliance with the Nasdaq listing rule that requires the timely filing of the company’s periodic financial reports with the SEC. Other factors that may cause future results to differ materially from our current expectations include the completion of our financial close processes for the first quarter of 2014, uncertainty about the timing of the company’s completion of its Quarterly Report on Form 10-Q for the first quarter of 2014, the risk that the anticipated benefits and synergies of our 2012 acquisitions of Anue and BreakingPoint and our 2013 acquisition of Net Optics will not be realized, changes in the global economy, competition, consistency of orders from significant customers, our success in developing and producing new products, our success in developing new sales channels and customers, market acceptance of our products, war, terrorism, political unrest, natural disasters and other circumstances that could, among other consequences, reduce the demand for our products, disrupt our supply chain and/or impact the delivery of our products. Such factors also include those factors identified in our Annual Report on Form 10-K for the year ended December 31, 2013, and in our other filings with the SEC. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Contact:

The Blueshirt Group

Maria Riley, Investor Relations

Tel: 415-217-7722

IXIA

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$34,189	$47,508
Short-term investments in marketable securities	51,507	126,851
Accounts receivable, net	109,590	103,523
Inventories	47,136	37,220
Prepaid expenses and other current assets	42,096	42,942

Total current assets	284,518	358,044

Investments in marketable securities	—	3,119
Property and equipment, net	35,932	28,763
Intangible assets, net	189,949	157,003
Goodwill	371,832	260,457
Other assets	12,233	11,863

Total assets	$894,464	$819,249

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,011	$12,114
Accrued expenses and other	53,748	52,525
Deferred revenues	89,217	66,096

Total current liabilities	161,976	130,735

Deferred revenues	15,106	8,695
Other liabilities	18,270	32,321
Convertible senior notes	200,000	200,000

Total liabilities	395,352	371,751

Shareholders’ equity:
Common stock, without par value; 200,000 shares authorized at December 31, 2013 and 2012; 76,849 and 74,126 shares issued and outstanding as of December 31, 2013 and 2012, respectively	178,347	158,933
Additional paid-in capital	191,976	168,980
Retained earnings	129,166	117,296
Accumulated other comprehensive (loss) income	(377)	2,289

Total shareholders’ equity	499,112	447,498

Total liabilities and shareholders’ equity	$894,464	$819,249

IXIA

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Revenues:
Products	$90,348	$98,304	$352,712	$330,315
Services	30,281	27,165	114,544	83,119

Total revenues	120,629	125,469	467,256	413,434

Costs and operating expenses:(1)
Cost of revenues – products(2)	26,322	22,157	89,136	71,668
Cost of revenues – services	3,303	2,898	13,867	10,493
Research and development	29,319	29,009	117,502	98,169
Sales and marketing	37,329	37,418	137,724	117,214
General and administrative	11,662	11,943	47,158	45,607
Amortization of intangible assets	10,552	10,655	40,805	30,018
Acquisition and other related	3,892	3,389	6,920	11,861
Restructuring	1,782	1,979	1,840	4,077

Total costs and operating expenses	124,161	119,448	454,952	389,107

(Loss) income from operations	(3,532)	6,021	12,304	24,327
Interest income and other, net	632	615	6,269	2,255
Interest expense	(1,942)	(1,815)	(7,771)	(7,215)

(Loss) income before income taxes	(4,842)	4,821	10,802	19,367
Income tax expense (benefit)	(1,773)	1,168	(1,068)	(26,093)

Net (loss) income	$(3,069)	$3,653	$11,870	$45,460

(Loss) earnings per share:
Basic	$(0.04)	$0.05	$0.16	$0.63
Diluted	$(0.04)	$0.05	$0.15	$0.59

Weighted average number of common and common equivalent shares outstanding:
Basic	76,593	73,746	75,757	72,183
Diluted	76,593	75,521	77,513	84,505

(1) Stock-based compensation included in:
Cost of revenues - products	$140	$167	$550	$423
Cost of revenues - services	53	63	209	162
Research and development	2,008	2,686	8,065	6,242
Sales and marketing	2,022	2,375	7,367	5,352
General and administrative	(449)	2,316	4,571	7,462

(2)	Cost of revenues – products exclude amortization of intangible assets, related to purchased technology of $6.7 million and $7.0 million, for the quarters ended December 31, 2013 and 2012, respectively, and $26.0 million and $20.3 million for the years ended December 31, 2013 and 2012, respectively, which is included in Amortization of intangible assets.

IXIA

Non-GAAP Information and Reconciliation to Most Directly Comparable GAAP Financial Measures

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
GAAP gross margin	75.4%	80.0%	78.0%	80.1%
Adjustments:
Stock-based compensation(a)	0.2%	0.2%	0.1%	0.2%
Inventory adjustments(g)	0.4%	0.5%	0.1%	0.2%

Non-GAAP gross margin	76.0%	80.7%	78.2%	80.5%

GAAP operating expenses	$94,536	$94,393	$351,949	$306,946
Adjustments:
Stock-based compensation(a)	(3,581)	(7,377)	(20,003)	(19,056)
Amortization of intangible assets(b)	(10,552)	(10,655)	(40,805)	(30,018)
Acquisition and other related(c)	(3,892)	(3,389)	(6,920)	(11,861)
Restructuring(d)	(1,782)	(1,979)	(1,840)	(4,077)
Legal and contract settlements, and other(e)	(1,550)	120	(1,397)	(1,963)

Non-GAAP operating expenses	$73,179	$71,113	$280,984	$239,971

GAAP (loss) income from operations	$(3,532)	$6,021	$12,304	$24,327
Adjustments:
Stock-based compensation(a)	3,774	7,607	20,762	19,641
Amortization of intangible assets(b)	10,552	10,655	40,805	30,018
Acquisition and other related(c)	3,892	3,389	6,920	11,861
Restructuring(d)	1,782	1,979	1,840	4,077
Legal and contract settlements, and other(e)	1,550	(120)	1,397	1,963
Inventory adjustments(g)	523	664	523	996

Non-GAAP income from operations	$18,541	$30,195	$84,551	$92,883

GAAP net (loss) income	$(3,069)	$3,653	$11,870	$45,460
Adjustments:
Stock-based compensation(a)	3,774	7,607	20,762	19,641
Amortization of intangible assets(b)	10,552	10,655	40,805	30,018
Acquisition and other related(c)	3,892	3,389	6,920	11,861
Restructuring(d)	1,782	1,979	1,840	4,077
Legal and contract settlements, and other(f)	1,550	(120)	(2,470)	1,963
Inventory adjustments(g)	523	664	523	996
Income tax effect related to non-GAAP adjustments(h)	(7,055)	(7,695)	(23,794)	(52,323)

Non-GAAP net income	$11,949	$20,132	$56,456	$61,693

GAAP diluted (loss) earnings per share	$(0.04)	$0.05	$0.15	$0.59
Adjustments:
Stock-based compensation(a)	0.05	0.10	0.27	0.23
Amortization of intangible assets(b)	0.14	0.14	0.53	0.36
Acquisition and other related(c)	0.05	0.04	0.09	0.14
Restructuring(d)	0.02	0.03	0.02	0.05
Legal and contract settlements, and other(f)	0.02	—	(0.03)	0.02
Inventory adjustments(g)	0.01	0.01	0.01	0.01
Income tax effect related to non-GAAP adjustments(h)	(0.09)	(0.10)	(0.31)	(0.62)
Convertible senior notes(i)	(0.01)	(0.02)	(0.04)	—

Non-GAAP diluted earnings per share	$0.15	$0.25	$0.69	$0.78

Shares used in computing GAAP (loss) earnings per common share	76,593	75,521	77,513	84,505
Effect of reconciling item(i)(j)	11,534	10,224	10,218	(223)

Shares used in computing non-GAAP diluted earnings per common share	88,127	85,745	87,731	84,282

(a)	This reconciling item represents stock-based compensation expenses. As stock-based compensation represents a non-cash charge that is not directly attributable to the underlying performance of our business operations, we believe that by excluding stock-based compensation, investors are provided with supplemental information that is useful in comparing our operating results from period to period and in evaluating our core operations and performance. While we expect to continue to recognize stock-based compensation expense in the future, management also excludes this expense when evaluating current performance, forecasting future results, measuring core operating results, and making operating and strategic decisions.
(b)	This reconciling item represents the amortization of intangible assets related to the acquisitions of various businesses and technologies such as the acquisitions of Anue Systems, Inc., BreakingPoint Systems, Inc., and Net Optics, Inc. As the amortization expense represents a non-cash charge that is not directly attributable to the underlying performance of our business operations, we believe that by excluding the amortization of acquisition-related intangible assets, we provide investors with supplemental information that is useful in evaluating our ongoing operations and performance. While the amortization of acquisition-related intangible assets is expected to continue in the future, management also excludes this expense when evaluating current performance, forecasting future results, measuring core operating results, and making operating and strategic decisions.
(c)	This reconciling item represents costs associated with acquisition-related activities. Acquisition and other related costs consist primarily of transaction and integration related costs such as success-based banking fees, professional fees for legal, accounting, tax, due diligence, valuation and other related services, change in control payments, amortization of deferred compensation, consulting fees, required regulatory costs, certain employee, facility and infrastructure costs, and other related expenses. We believe that by excluding acquisition and other related costs, we provide investors with supplemental information that is useful in comparing our ongoing operating results from period to period and in evaluating our core operations and performance.
(d)	This reconciling item represents costs associated with our restructuring/reorganization plans. During the third quarter of 2012, we initiated a plan to restructure our operations in light of our acquisition of BreakingPoint Systems, Inc. (“BreakingPoint Restructuring.”) During the fourth quarter of 2013, we initiated a plan to restructure certain of our operations related to our test products. These restructuring costs primarily relate to one-time employee termination benefits consisting of severance and other related costs, and in the case of the BreakingPoint Restructuring, included costs related to the closure of our office in Melbourne, Australia. We believe that by excluding restructuring costs, we provide investors with supplemental information that is useful in comparing our operating results from period to period and in evaluating our core operations and performance.
(e)	This reconciling item for 2013 represents $1.0 million of costs incurred in the first six months of 2013 related to the April 2013 restatement of certain of our previously filed financial statements, as well as $1.5 million of charges incurred in the fourth quarter of 2013 related to the Audit Committee investigation and remediation efforts as a result of the resignation of our former CEO (Victor Alston), partially offset by $1.2 million of proceeds from the settlement of a previous legal matter in the first quarter of 2013. The 2012 reconciling item included a charge of $1.7 million incurred in the first quarter of 2012 in connection with the departure of our former CEO (Atul Bhatnagar) and a one-time charge of $401,000 incurred in the second quarter of 2012 to settle a legal matter. We believe that by excluding these non-recurring items, we are providing our investors with supplemental information that is useful in comparing our operating results from period to period and in evaluating our core operations and performance.

(f)	This reconciling item for 2013 and 2012 represents the reconciling items noted in footnote (e), as well as $2.9 million and $1.0 million of realized gain recorded in the second and third quarter of 2013, respectively, for the sale of certain investment securities that were previously written down. We believe that by excluding these non-recurring items, we are providing our investors with supplemental information that is useful in comparing our operating results from period to period and in evaluating our core operations and performance.
(g)	This reconciling item represents the amortization of the purchase price accounting adjustment related to the fair value of inventory as a result of our acquisitions. While we may have additional amortization charges in the future resulting from purchase price accounting adjustments, management excludes these expenses when evaluating current performance, forecasting future results, measuring core operating results, and making operating and strategic decisions. We believe that by excluding these charges, we provide investors with supplemental information that is useful in comparing our operating results from period to period and in evaluating our core operations and performance.
(h)	This adjustment represents the income tax effects of the reconciling items noted in footnotes (a), (b), (c), (d), (e), (f), and (g), as well as certain other non-cash income tax impacts such as changes in the valuation allowance relating to certain deferred tax assets.
(i)	This reconciling item for the non-GAAP diluted earnings per share calculation includes the impact of the convertible senior notes as these were anti-dilutive for the equivalent GAAP earnings per share calculations (for all periods presented except for the year ended December 31, 2012).
(j)	This adjustment represents the effects of stock-based compensation on diluted common equivalent shares outstanding as well as any adjustments required due to a change from a net loss to a net income position.